Exhibit 10.3
Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was
Filed Separately With The Securities And Exchange Commission.
RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, MA 01605
Attention: Tod Woolf, President and CEO
Re: Patent Rights Based On Certain Patent Applications To Be Filed Claiming The Benefit Of One Or More Of USSN 10/940892, 10/7 14333, 60/502050 and 60/426 137
Ladies and Gentlemen:
     In connection with the future filing of U.S. patent applications by Dharmacon, Inc., a Delaware corporation (“Dharmacon”) claiming the benefit of one or more of U.S. applications 10/940892, 10/714333, 60/502050 and 60/426137 (the ‘Priority Applications”), Dharmacon and RXi agree as follows:
1.	RXi shall pay Dharmacon $150,000 as a non-refundable (except if the 12 applications are not able to be filed, the pro rata amount shall be refundable) fee within 30 days of the signing of this letter. The $150,000 shall be credited towards the $[***] fee per application filed between October 24, 2007 and October 31, 2007 that meets the criteria of paragraph 3, below. RXi shall pay Dharmacon a further non-refundable fee of $[***] per additional (beyond the first 12 cited above) application filed between October 24, 2007 and October 31, 2007 that meets the criteria of paragraph 3, below, payable within thirty (30) days of RXi’s receipt of notice of the filing of the respective First Round Application. If it comes to pass that the U S Patent And Trademark Office allows claims to additional gene targets to be filed and prosecuted subsequent to Nov 1st 2007, then RXi shall have the right to add additional human gene targets under the terms of this agreement for an initial fee of $[***] per additional human gene target for the First Round Application as specified herein and under the additional terms and restrictions set forth in this agreement.

2.	At or before 3 PM MDT on October 26, 2007, RXi shall transmit to Dharmacon a list of no more than fifty (50) proposed human gene targets (by name and NCBI accession number) in priority ranking order. Dharmacon shall promptly inform RXi which of the proposed gene targets are excluded because of Dharmacon commitments to third parties (“Excluded Targets”) or because Dharmacon has already filed, prior to October 24, 2007, a U S patent application claiming priority from one or more of the Priority Applications directed to sequences for silencing that human gene target (“Already Filed Targets”).

3.	For each human gene target proposed by RXi which is not an Excluded Target or an Already Filed Target, Dharmacon shall use commercially reasonable efforts (following RXi’s prioritization) to file a target-specific application before November 1, 2007 directed at multiple sequences disclosed, but not claimed, in at least one of the Priority Applications. Dharmacon shall report promptly to RXi which such patent applications (First Round Applications) have been filed and, for each, the serial number and filing date. After Dharmacon’s receipt of the $[***] fee per First Round Application, Dharmacon shall transmit to RXi a copy of the respective First Round Application Information transmitted by either party to the other under Paragraphs 2 and 3 shall be subject to an obligation of non-disclosure in effect until December 31, 2008, excluding that which is in the public domain, but otherwise shall be without obligation except as expressly provided in this agreement.

4.	Each human gene target on which a First Round Application has been filed shall remain subject to the following terms so long as the First Round Application and any divisional or continuation of that First Round Application remains pending or, if issued, remains in force, provided, however, that RXi may remove any First Round Application (and the associated human gene target) from the coverage of these terms by thirty days notice to Dharmacon.

5.	So long as a human gene target is subject to these terms, RXi shall promptly reimburse Dharmacon for: (a) any and all out-of-pocket expenses (including outside attorney fees and USPTO fees) associated with the prosecution (but not filing which would have already been paid as part of the fees specified above) of each respective First Round Application and (b) any and all out-of-pocket expenses (including outside attorneys fees and USPTO fees) associated with the filing and prosecution of each divisional or continuation of each respective First Round Application which RXi either proposes (and Dharmacon accepts) or which Dharmacon proposes (and RXi accepts). Neither party shall be obligated to file or support more than three pending applications at any one time on the same human gene target.

6.	So long as a human gene target is subject to these terms, RXi shall have a non-exclusive license under the respective First Round Application and all continuations and divisionals of it to make, use and sell siRNA (defined herein as RNAi having a duplexed region shorter than 25 nucleotides) compositions and methods for all purposes including, without limitation, research, diagnostics, the development of therapeutics (subject to the progress payments of Paragraph 10) and therapeutics compositions and methods (subject to the progress payments of Paragraph 10 having been paid). Each such license shall be without the right to sublicense or assign, except as provided in paragraphs 8 and 9, below. Furthermore, so long as a human gene target is subject to these terms, RXi shall have an exclusive license under the respective First Round Application and all continuations and divisionals of it to make, use and sell RNAi compositions and methods for RNAi compounds having a duplexed region 25 nucleotides or longer that cleave the respective target mRNA and specifically excludes antigomers, for all purposes including, without limitation, research, diagnostics, the development of therapeutics (subject to the progress payments of Paragraph 10) and therapeutics compositions and methods (subject to the progress payments of Paragraph 10 having been paid); provided, however, that for RNAi compounds having a duplexed region of 25 nucleotides or longer, Dharmacon reserves a non-exclusive right to make, use and sell for research purposes. Each such license shall be without the right to sublicense or assign, except as provided in paragraphs 8 and 9, below.

7.	Dharmacon shall consult with, and give reasonable consideration to the comments and recommendations of RXi in the prosecution of each First Round Application subject to this agreement and in the selection, filing and prosecution of divisional applications and continuation applications claiming priority from each such First Round Application (“Subsequent Round Applications”). To the extent that RXi has made a progress payment under paragraph 10 with respect to a particular sequence which is within the scope of a First Round Application as filed which has been subject to a restriction requirement, Dharmacon shall either (after consultation with RXi) elect a species which covers RXi’s sequence of interest or, if the period for such election has passed, file a divisional application directed to a species which covers RXi’s sequence of interest.

8.	RXi may not sublicense any rights under this agreement to any third party, except for the limited purpose of evaluating siRNA composition made by RXi for possible acquisition of rights consistent with the terms of paragraph 9, below.

9.	RXi may not assign its rights under this agreement to any third party (including without limitation, a change of control in RXi), in whole or in part, except:
a.	With respect to a particular human gene target which is subject to this Agreement, RXi may assign its license rights to a third party upon paying Dharmacon a non-refundable, non-creditable fee of [***], provided that RXi shall remain liable (along with the third party assignee) to reimburse Dharmacon for patent filing and prosecution costs unless and until Dharmacon is notified by RXi that the license rights with respect to that human gene target have been terminated.

b.	With respect to all of RXi’s license rights (excluding those assigned to other third parties under subparagraph 9(a)), RXi may assign all of its rights hereunder in case of a merger or acquisition of its RNAi therapeutics program to a single third party (or such rights may survive a change of control in RXi).

c.	If such merger or acquisition involves payment to RXi or RXi shareholders of $[***] or more by a company worth [***] dollars or more, RXi pays Dharmacon $[***].
10.	If RXi or a permitted assignee under subparagraph 9(a) or 9(b) achieves any of the following milestones with respect to the therapeutic development of an siRNA composition covered by any of: a) a First Round Application as filed or b) a pending continuation or division of a First Round Application or c) any patent issuing on either, then Dharmacon shall be paid the milestone payment indicated below (for which RXi shall remain responsible, jointly and severally with the permitted assignee unless Dharmacon has expressly accepted the assignee as solely responsible):
a.	Approval of IND or equivalent $[***]

b.	First dosing in a Phase II study $[***]

c.	First dosing in a Phase III study $[***]

d.	Regulatory approval (USA) $[***]

e.	Regulatory approval (EU) $[***]
     Each of milestone payments (a) through (e) shall be payable only once per therapeutic indication for any particular human gene target.
11.	For sales of siRNA compositions covered by a claim of an issued patent in the country of manufacture, use or sale, RXi and its permitted assignee shall pay Dharmacon a royalty of one half percent (0.5%) of Net Sales (subject to standard definitions) for an exclusive license or one quarter percent (0.25%) for a non-exclusive license. RXi shall be permitted to downgrade to a nonexclusive license at it sole discretion.

12.	Upon payment of either Regulatory Approval milestone payment with respect to a particular human gene target and indication, RXi or its permitted assignee may notify Dharmacon which particular sequence (among those disclosed in the respective First Round Application) is the basis for the approval and, then and only then, the licenses provided in this Agreement shall become exclusive for nucleic acids compositions containing that sequence, directed against that human gene target for that clinical indication (subject to whatever rights Dharmacon may have granted to third parties during the period of non-exclusivity). Within the scope of such exclusivity, RXi or the permitted licensee shall have the right to participate (at its own expense) in any enforcement of Dharmacon’s patent rights on such basis as the parties then reasonably determine.

13.	No license is granted by either party to the other under any invention, patent application or patent, nor are any rights granted by either party to the other expressly or by implication with respect to any trade secret or other propriety right by virtue of this Letter Agreement.

14.	While the parties shall negotiate in good faith a restated License Agreement to memorialize the terms of this Letter Agreement in greater detail, it is the intention of the parties that this Letter Agreement be a binding agreement, enforceable as of October 26, 2007 (the “Effective Date”). The parties may address, but undertake no obligation to address intellectual property in the License Agreement which is not addressed in this Letter Agreement.

15.	This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of conflict of laws principles. Any legal action that arises out of or in connection with its provisions shall be brought solely in the Superior Court of Suffolk County, Massachusetts unless subject to the exclusive jurisdiction of federal courts, in which event it shall be brought in the federal district of Massachusetts.

16.	This letter agreement may be executed via facsimile or electronic means, and each fully-signed copy exchanged by the parties shall be deemed to be an original of the same instrument and agreement.

Dharmacon, Inc.
By:	/s/ Mitchell Kennedy
Mitchell Kennedy, General Manager
Date: October 29, 2007

RXi Pharmaceuticals Corporation
By:	/s/ Tod Woolf
Tod Woolf, Ph.D.
President and CEO